UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ❑

Check the appropriate box:

❑	Preliminary Proxy Statement
❑	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
❑	Definitive Additional Materials
❑	Soliciting Material Pursuant to §240.14a-12

CROSS COUNTRY HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
❑	Fee paid previously with preliminary materials.
❑	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CROSS COUNTRY HEALTHCARE, INC.
April 2, 2026

EXPLANATORY NOTE

Cross Country Healthcare, Inc. (the “Company”) filed its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission on March 30, 2026. The Proxy Statement inadvertently contained extraneous language appearing under the section entitled “New Plan Benefits” on pages 87 and 88. The purpose of this proxy statement supplement (the “Supplement”) is to restate the paragraphs that appear under “New Plan Benefits” on pages 87 and 88 of the Proxy Statement in order to remove the extraneous language. The Company’s Board of Directors’ recommendation FOR Proposal 4 is unchanged.

Except as specifically revised by this Supplement, this Supplement does not amend, revise, or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

If you have already submitted your proxy by voting your shares, you do not need to take any action unless you wish to change your vote. Stockholders who have not voted are encouraged to vote as soon as possible.

Amendment to Original Proxy Statement

The three paragraphs under “New Plan Benefits” on pages 87 and 88 of the Original Proxy Statement are hereby replaced in their entirety with the following:

New Plan Benefits

Future benefits under the Amended Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable.

Because future grants under the Amended Plan, if approved, would be subject to the discretion of the Board or the Committee, the amount and terms of future awards to particular participants or groups of participants are not determinable at this time. No awards have been previously granted that are contingent on the approval of the Amended Plan. The closing price of a Share on the Nasdaq as of March 25, 2026 was $9.79.